Exhibit 3.5

Annual Information Form

Canadian Western Bank

For the year ended October 31, 2023

DECEMBER 7, 2023

Contents

FORWARD-LOOKING STATEMENTS	3
CORPORATE STRUCTURE	4
NAME, ADDRESS AND INCORPORATION	4
INTERCORPORATE RELATIONSHIPS	4
GENERAL DEVELOPMENT OF THE BUSINESS	4
THREE-YEAR HISTORY	4
DESCRIPTION OF THE BUSINESS	4
GENERAL	4
SUPERVISION AND REGULATION	6
RISK FACTORS	6
DIVIDENDS	7
DESCRIPTION OF CAPITAL STRUCTURE	8
GENERAL DESCRIPTION	8
CONSTRAINTS	10
RATINGS	10
MARKET FOR SECURITIES	12
TRADING PRICE AND VOLUME	12
ESCROWED SECURITIES AND SECURITIES SUBJECT TO CONTRACTUAL RESTRICTIONS ON TRANSFER	12
PRIOR SALES	12
DIRECTORS AND OFFICERS	13
DIRECTORS	13
OFFICERS	14
CEASE TRADE ORDERS, BANKRUPTCIES, PENALTIES OR SANCTIONS	15
CONFLICTS OF INTEREST	15
LEGAL PROCEEDINGS AND REGULATORY ACTIONS	15
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	15
TRANSFER AGENTS AND REGISTRAR	16
EXPERTS	16
AUDIT COMMITTEE INFORMATION	16
AUDIT COMMITTEE’S MANDATE	16
COMPOSITION OF THE AUDIT COMMITTEE	16
RELEVANT EDUCATION AND EXPERTISE	16
PRE-APPROVAL POLICIES AND PROCEDURES REGARDING EXTERNAL AUDITORS	17
AUDITOR SERVICE FEES	18
ADDITIONAL INFORMATION	18
SCHEDULE A MANDATE OF THE AUDIT COMMITTEE	19

Note: Unless otherwise specified, all information presented is as at October 31, 2023. References to our MD&A and the Financial Statements are references to Management’s Discussion and Analysis and the annual consolidated financial statements of Canadian Western Bank (CWB, we, us, or our) for the fiscal year ended October 31, 2023. References to Annual Reports are references to the Annual Reports of CWB. All documents referred to herein are available on CWB's profile on SEDAR+ at www.sedarplus.ca and are incorporated by reference.

FORWARD-LOOKING STATEMENTS

From time to time, we make written and verbal forward-looking statements. Statements of this type are included in this Annual Information Form, our Annual Report and reports to shareholders and may be included in filings with Canadian securities regulators or in other communications such as media releases and corporate presentations. Forward-looking statements include, but are not limited to, statements about our objectives and strategies, targeted and expected financial results and the outlook for CWB’s businesses or for the Canadian economy. Forward-looking statements are typically identified by the words “believe”, “expect”, “anticipate”, “intend”, “estimate”, “may increase”, “may impact”, “goal”, “focus”, “potential”, “proposed” and other similar expressions, or future or conditional verbs such as “will”, “should”, “would” and “could”.

By their very nature, forward-looking statements involve numerous assumptions and are subject to inherent risks and uncertainties, which give rise to the possibility that our predictions, forecasts, projections, expectations and conclusions will not prove to be accurate, that our assumptions may not be correct, and that our strategic goals will not be achieved.

A variety of factors, many of which are beyond our control, may cause actual results to differ materially from the expectations expressed in the forward-looking statements. These factors include, but are not limited to, general business and economic conditions in Canada including housing and commercial real estate market conditions and household and business indebtedness, the volatility and level of liquidity in financial markets, fluctuations in interest rates and currency values, the volatility and level of various commodity prices, changes in monetary policy, changes in economic and political conditions, material changes to trade agreements, transition to the Advanced Internal Ratings Based (AIRB) approach for regulatory capital purposes, legislative and regulatory developments, changes in supervisory expectations or requirements for capital, interest rate and liquidity management, legal developments, the level of competition, the occurrence of natural catastrophes, outbreaks of disease or illness that affect local, national or international economies, changes in accounting standards and policies, information technology and cyber risk, the accuracy and completeness of information we receive about customers and counterparties, the ability to attract and retain key personnel, the ability to complete and integrate acquisitions, reliance on third parties to provide components of business infrastructure, changes in tax laws, technological developments, unexpected changes in consumer spending and saving habits, timely development and introduction of new products, the impact of bank failures or other adverse developments at other banks that drive negative investor and depositor sentiment regarding the stability and liquidity of banks, changes in our third-party credit ratings or outlook, and our ability to anticipate and manage the risks associated with these factors. It is important to note that the preceding list is not exhaustive of possible factors.

Additional information about these factors can be found in the Risk Management sections of our MD&A. These and other factors should be considered carefully, and readers are cautioned not to place undue reliance on these forward-looking statements as a number of important factors could cause our actual results to differ materially from the expectations expressed in such forward-looking statements. Any forward-looking statements contained in this document represent our views as of the date hereof. Unless required by securities law, we do not undertake to update any forward-looking statement, whether written or verbal, that may be made from time to time by us or on our behalf. The forward-looking statements contained in this document are presented for the purpose of assisting readers in understanding our financial position and results of operations as at and for the periods ended on the dates presented, as well as our strategic priorities and objectives, and may not be appropriate for other purposes.

Assumptions about the performance of the Canadian economy over the forecast horizon and how it will affect our business are material factors considered when setting organizational objectives and targets. In determining expectations for economic growth, we consider our own forecasts, economic data and forecasts provided by the Canadian government and its agencies, as well as certain private sector forecasts. These forecasts are subject to inherent risks and uncertainties that may be general or specific. Where relevant, material economic assumptions underlying forward-looking statements are disclosed within the Fiscal 2024 Outlook and Allowance for Credit Losses sections of our MD&A.

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CORPORATE STRUCTURE

NAME, ADDRESS AND INCORPORATION

CWB is a Schedule I chartered bank under the Bank Act (Canada) (the Bank Act) and was formed effective November 1, 1987 through the amalgamation of Bank of Alberta (incorporated on March 22, 1984) and Western & Pacific Bank of Canada (incorporated on March 25, 1982). CWB has also amalgamated with two other financial institutions since 1987: North West Trust Company (effective December 31, 1994) and B.C. Bancorp (effective November 1, 1996). The Bank Act is the charter of CWB and governs our operations.

Our head office is located at Suite 3000, Canadian Western Bank Place, 10303 Jasper Avenue NW, Edmonton, Alberta, T5J 3X6.

INTERCORPORATE RELATIONSHIPS

Note 28 to our Financial Statements lists the intercorporate relationships between CWB and its significant subsidiaries and is incorporated by reference. CWB, together with its direct and indirect subsidiaries, is referred to as “CWB Financial Group”.

GENERAL DEVELOPMENT OF THE BUSINESS

THREE-YEAR HISTORY

We achieved loan growth of 3.6% over the last fiscal year and averaged 7.3% annual loan growth over the past three fiscal years. Our net income available to common shareholders was $324 million for the year ended October 31, 2023, compared to $249 million for the year ended October 31, 2020. From October 31, 2020 to October 31, 2023, total assets grew to $42 billion from $34 billion. Financial results are prepared in accordance with IFRS Accounting Standards, as issued by the International Accounting Standards Board.

For additional information on CWB Financial Group, see our annual report and MD&A.

DESCRIPTION OF THE BUSINESS

GENERAL

CWB Financial Group is a full-service financial institution, and the only Schedule I chartered bank in Canada with a strategic focus to meet the unique financial needs of businesses and their owners. We operate only in Canada. Our operating subsidiaries include CWB National Leasing Inc. (CWB National Leasing), CWB Maxium Financial Inc. (CWB Maxium), Canadian Western Trust Company (CWT), CWB Wealth Management Ltd. (CWB Wealth), CWB Wealth Partners Ltd. (CWB WP), and Canadian Western Financial Ltd. (CWF).

SUMMARY

We continue to transform our capabilities to offer a superior full-service client experience through a complete range of in- person and evolving digital channels. We provide our nationwide clients with full-service business and personal banking, specialized financing, comprehensive wealth management offerings, and trust services. Our teams deliver a uniquely proactive and differentiated level of service to clients in targeted industries where we have deep expertise. Clients choose CWB for our highly personalized service, specialized expertise, customized solutions, and fast response times. Trust services are offered through CWB Trust Services, a division of CWT. Comprehensive wealth management offerings are provided through our CWB Wealth division, including the businesses of CWB Wealth, CWB WP, and CWF.

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Further information about us, including financial information, can be found in our MD&A.

COMPETITIVE CONDITIONS

We face competition from domestic banks, foreign banks, credit unions, trust companies, insurance companies, asset lenders, pension funds, investment management firms, government-owned entities operating in the financial services industry, commercial lessors, and other regionally based financial institutions. Our businesses operate in very competitive markets, particularly with respect to the pricing, nature, and extent of products and services offered. Our key competitive differences include a clear focus on business owners, commitment to proactive, personalized service, and highly knowledgeable teams able to provide faster response times for our clients’ evolving needs.

INTANGIBLE ASSETS

We have registered, or are in the process of registering, numerous copyrights, trademarks, and trade names associated with CWB Financial Group’s businesses. Further information about our intangible assets can be found in Note 9 to our Financial Statements.

ENVIRONMENTAL PROTECTION AND SOCIAL RESPONSIBILITY

Our strategy, culture and values guide our approach to sustainability, which includes environmental, social, and governance (ESG) factors and we remain firmly committed to long-term value creation for all our stakeholders.

Environmental and social risk is the potential for loss or harm resulting from environmental or social impacts or concerns related to our business or our clients. This risk involves a broad spectrum of issues, including climate change, pollution and waste, energy and other resource usage, human rights, diversity, equity and inclusion, labour standards, and the strength of communities we operate in.

We recognize the importance of environmental and social risk management practices and processes, and continue to advance our understanding of the impact these risks may have on our business and the business of our clients. Our Board of Directors and its committees provide oversight of these risks and their impacts on our enterprise-wide strategy. In 2022, we established an ESG Steering Committee focused on the design and execution of our approach to sustainability. The ESG Steering Committee consists of each member of our executive team and is supported by our cross-functional sustainability team that is responsible to identify and prioritize environmental and social issues based on engagement with our clients, people and investors, and to develop an implementation plan for our overarching sustainability approach, aligned with our strategic direction.

We are committed to continue to advance our risk management framework to support identification, management, and reporting of environmental and social risks. While our day-to-day operations do not currently have a material impact on the environment, we face certain environmental risks that include the risk of loss given default if a borrower is unable to repay loans due to environmental cleanup costs, and any related risk of damage to our reputation. To manage these risks, and help mitigate our overall impact on the environment, we evaluate potential environmental risks as part of our credit granting process. If we identify potential environmental risks that cannot be resolved to our satisfaction, the loan application will be denied. See the Credit-related Environmental Risk section of our annual MD&A for further information. To date, environmental risks have not had any material effect on operations.

We manage our environmental impact through practices targeted to benchmark and reduce the amount of energy we consume, increase materials recovered and recycled, and manage ecological maintenance products. As we expand our banking centre footprint and upgrade existing locations, we maintain a focus on sustainability and opportunities to reduce our environmental impact. We are committed to measure and manage our greenhouse gas emissions, with an initial focus on our operational emissions across our national footprint, to support our ability to develop meaningful and supportable reduction targets in the future. In addition to continued efforts to measure and manage our carbon footprint, we are focused to develop a deeper understanding of the risks that climate change present to our clients. See the Social and Environmental Risk section of our annual MD&A for further information.

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We are deeply committed to our employees and the communities in which we operate. Social risks are managed through our business policies and procedures across the enterprise. Our approach to community investment is aligned with our values, with a focus to enable business and promote inclusivity across our national footprint.

For further information on our approach to sustainability, please see our 2023 Annual Report and visit www.cwb.com/sustainability, where we publish our annual Sustainability Report, which includes our Public Accountability Statement, and other materials outlining our activities related to community investment, diversity and inclusion, corporate governance, and the environment.

EMPLOYEES

As at October 31, 2023, CWB Financial Group had 2,669 employees (some of whom were part- or reduced-time), which corresponds to 2,505 full-time equivalent staff.

SUPERVISION AND REGULATION

CWB, CWT and Valiant Trust Company (Valiant) are each federally regulated financial institutions. CWB is governed by the Bank Act, and CWT and Valiant are governed by the Trust and Loan Companies Act (Canada). The Office of the Superintendent of Financial Institutions (OSFI) is responsible to the Minister of Finance (the Minister) for the supervision of federally regulated financial institutions, including CWB, CWT and Valiant. OSFI is required to examine the affairs and business of each institution for the purpose of determining whether statutory requirements are met, and the institution is in sound financial condition. OSFI performs an annual examination and submits its report to the Minister thereafter.

In addition to their governing legislation, CWB, CWT and Valiant are subject to regulation under the Financial Consumer Agency of Canada Act. The Financial Consumer Agency of Canada enforces consumer-related provisions of the federal statutes that govern financial institutions. CWB’s trust subsidiaries’ activities are also regulated under provincial laws in those provinces where they conduct activities. CWB Wealth, CWB WP, and CWF are regulated by the provincial securities commissions in the provinces in which they operate. CWB WP and CWF are also regulated by the Canadian Investment Regulatory Organization (CIRO), the self-regulatory organization for investment dealers and mutual fund dealers.

CWB, CWT and Valiant are member institutions of the Canada Deposit Insurance Corporation, which insures certain deposits held at the member institutions. CWB WP and CWF are members of the Canadian Investor Protection Fund, which provides certain protections to CIRO member customers if the CIRO member becomes insolvent or bankrupt.

RISK FACTORS

The principal and other risks we face are described in the Risk Management sections of the MD&A, and those pages are incorporated by reference.

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DIVIDENDS

We have declared and paid the following dividends on our common shares and First Preferred Shares over the past three completed financial years:

Dividends per Share	FY2023	FY2022	FY2021
Common Shares	$1.30	$1.22	$1.16
First Preferred Shares
Series 5(1)	$1.08	$1.08	$1.08
Series 7(2)	-	-	$1.17
Series 9(3)	$1.50	$1.50	$1.50
Series 11(4)	-	-	-
Series 12(5)	-	-	-
(1)	The dividend rate for First Preferred Shares Series 5 reset for a five-year period effective May 1, 2019.
(2)	First Preferred Shares Series 7 were redeemed July 31, 2021.
(3)	First Preferred Shares Series 9 were issued January 29, 2019.
(4)	First Preferred Shares Series 11 were issued October 30, 2020 in connection with the issuance of LRCN Series 1 (defined below) and are held by the CWB LRCN Limited Recourse Trust. Computershare Trust Company of Canada, as trustee of the CWB LRCN Limited Recourse Trust, has waived the right to any dividends on the First Preferred Shares Series 11.
(5)	First Preferred Shares Series 12 were issued March 19, 2021 in connection with the issuance of LRCN Series 2 (defined below) and are held by the CWB LRCN Limited Recourse Trust. Computershare Trust Company of Canada, as trustee of the CWB LRCN Limited Recourse Trust, has waived the right to any dividends on the First Preferred Shares Series 12.

On December 7, 2023, the Board of Directors declared cash dividends payable to the holders of record as of the record dates specified below:

	Dividends per Share	Payment Dates	Record Dates
Common Shares	$0.34	January 4, 2024	December 21, 2023
First Preferred Shares
Series 5	$0.2688125	January 31, 2024	January 24, 2024
Series 9	$0.375	January 31, 2024	January 24, 2024

Dividends are payable on the common shares and First Preferred Shares when declared by the Board of Directors. The First Preferred Shares of each series rank on parity with the First Preferred Shares of every other series, and are entitled to preference over the common shares with respect to the payment of dividends.

We are prohibited from paying or declaring a dividend if there are reasonable grounds to believe that CWB is, or that payment would cause CWB to be, in contravention of any regulation made under the Bank Act with respect to the maintenance of adequate capital, and adequate and appropriate forms of liquidity, or any direction given by OSFI.

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DESCRIPTION OF CAPITAL STRUCTURE

GENERAL DESCRIPTION

Our authorized share capital consists of: (i) an unlimited number of common shares; (ii) an unlimited number of First Preferred Shares without nominal or par value, provided that the maximum aggregate consideration of all outstanding First Preferred Shares at any time does not exceed $1 billion; and (iii) 33,964,324 Class A Shares, all without nominal or par value.

In accordance with capital adequacy requirements adopted by OSFI, in order to qualify as Tier 1 or Tier 2 Capital under Basel III, non-common capital instruments issued by CWB after January 1, 2013, including First Preferred Shares, Limited Recourse Capital Notes, and subordinated debentures, must include a non-viability contingent capital feature (the NVCC Provisions), under which they could be converted into a variable number of common shares of CWB if OSFI announces that CWB has ceased, or is about to cease, to be viable or if CWB has accepted or agreed to accept a capital injection or equivalent support from a federal or provincial government in Canada (each, a trigger event).

The following table shows our issued and outstanding share capital as of October 31, 2023:

Number of Issued and Outstanding Shares
Common Shares	96,434,034
First Preferred Shares(1)
Series 5	5,000,000
Series 9	5,000,000
Series 11	175,000
Series 12	150,000
Class A Shares	-
(1)	Series 5 and 9 shares have a face value of $25 per share; Series 11 and 12 shares have a face value of $1,000 per share.

COMMON SHARES

The holders of common shares are entitled to one vote per share at all meetings at which holders of common shares are entitled to vote. The holders of common shares are entitled to dividends when declared by the Board of Directors. In the event of CWB’s liquidation, dissolution or windup, and after payment to the holders of the First Preferred Shares of any amounts required, the holders of common shares will be entitled to receive any remaining assets.

FIRST PREFERRED SHARES

The First Preferred Shares may be issued from time to time, in one or more series, with such rights, privileges, restrictions and conditions as the Board of Directors may determine, including the amount of dividends and any conversion, voting and redemption rights. Subject to the foregoing and applicable law, the holders of the First Preferred Shares are not entitled to receive notice of, attend or vote at meetings of CWB common shareholders.

The First Preferred Shares of each series rank on a parity with the First Preferred Shares of every other series, and are entitled to preference over the common shares and any other shares ranking junior to the First Preferred Shares (but not the Class A Shares) with respect to the payment of dividends and the distribution of assets in the event of CWB’s liquidation, dissolution or windup, provided that a trigger event has not occurred as contemplated under the NVCC Provisions. In the event of a trigger event occurring under the NVCC Provisions, the existing priority of the First Preferred Shares is no longer relevant as all First Preferred Shares will be converted into CWB common shares and, upon conversion, will rank on a parity with all other CWB common shares.

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Approval of amendments to the provisions of the First Preferred Shares as a class may be given by resolution signed by all the holders of First Preferred Shares or passed by the vote of at least two-thirds of the votes cast at a meeting of the holders of First Preferred Shares and at which holders of not less than one-third of all First Preferred Shares then outstanding are present in person or represented by proxy. If no quorum is present at such meeting, the meeting will be adjourned and another meeting set, at which the shareholders then present or represented by proxy may transact the business for which the meeting was originally called.

Additional information relating to each issued series of First Preferred Shares may be found in the applicable prospectus, prospectus supplement or other disclosure document filed on SEDAR+ at www.sedarplus.ca, and in Note 15 to our Financial Statements.

CLASS A SHARES

The Class A Shares were created and issued in connection with CWB’s amalgamation with B.C. Bancorp in 1996. Pursuant to the conditions applicable to the Class A Shares, all of the issued and outstanding Class A Shares were automatically converted into common shares 20 business days after the effective date of the amalgamation with B.C. Bancorp.

LIMITED RECOURSE CAPITAL NOTES

On October 30, 2020, we issued $175 million, 6.00% Limited Recourse Capital Notes Series 1 (LRCN Series 1) and on March 25, 2021, we issued $150 million, 5.00% Limited Recourse Capital Notes Series 2 (LRCN Series 2), with both series containing NVCC Provisions. Each of the LRCN Series 1 and LRCN Series 2 represent Tier 1 capital. The LRCN Series 1 and LRCN Series 2 are compound financial instruments that have both equity and liability features and are classified as equity in our Financial Statements.

In connection with the issuance of the LRCN Series 1, CWB issued 175,000 First Preferred Shares Series 11 (Series 11 Shares) to the CWB LRCN Limited Recourse Trust (LRT). In the event of non-payment by CWB of the principal amount of, interest on, or redemption price for, the LRCN Series 1 when due, an event of default under the LRCN Series 1, or a trigger event in respect of the LRCN Series 1 (each a recourse event), the sole recourse of the holder is limited to a proportionate share of the assets held by Computershare Trust Company of Canada, as trustee of the LRT from time to time (Corresponding Trust Assets) in respect of the LRCN Series 1. As of the date hereof, the Corresponding Trust Assets in respect of the LRCN Series 1 consist of 175,000 Series 11 Shares.

In connection with the issuance of the LRCN Series 2, CWB issued 150,000 First Preferred Shares Series 12 (Series 12 Shares) to the LRT. In the event of non-payment by CWB of the principal amount of, interest on, or redemption price for, the LRCN Series 2 when due, an event of default under the LRCN Series 2, or a trigger event in respect of the LRCN Series 2 (each a recourse event), the sole recourse of the holder is limited to a proportionate share of the Corresponding Trust Assets in respect of the LRCN Series 2. As of the date hereof, the Corresponding Trust Assets in respect of the LRCN Series 2 consist of 150,000 Series 12 Shares.

The LRT holds legal title to the Corresponding Trust Assets for the benefit of CWB to satisfy the recourse of the holders of each of the LRCN Series 1 and LRCN Series 2 in respect of CWB’s obligations under the trust indenture for the LRCN Series 1 and LRCN Series 2, respectively. The Corresponding Trust Assets in respect of the LRCN Series 1 may consist of: (i) Series 11 Shares; (ii) Common Shares issued upon an NVCC conversion of the Series 11 Shares (if any); (iii) cash from the redemption or the purchase by CWB for cancellation of Series 11 Shares; or (iv) any combination thereof. The Corresponding Trust Assets in respect of the LRCN Series 2 may consist of: (i) Series 12 Shares; (ii) Common Shares issued upon an NVCC conversion of the Series 12 Shares (if any); (iii) cash from the redemption or the purchase by CWB for cancellation of Series 12 Shares; or (iv) any combination thereof. Following receipt of a notice of a recourse event, CWB would cause the LRT to deliver the Corresponding Trust Assets in respect of the LRCN Series 1 and/or LRCN Series 2 to holders of LRCN Series 1 and/or LRCN Series 2, respectively. The LRT will hold the respective Corresponding Trust Assets until the LRCN Series 1 mature on April 30, 2081 and the LRCN Series 2 mature on July 31, 2081, unless redeemed earlier in accordance with their terms.

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Further details of the LRCN Series 1 and LRCN Series 2 may be found in the applicable prospectus, prospectus supplement or other disclosure document filed on SEDAR+ at www.sedarplus.ca, and in Note 15 to our Financial Statements.

SUBORDINATED DEBENTURES

As of October 31, 2023, CWB had $525 million subordinated debentures containing NVCC Provisions outstanding. Further details of the subordinated debentures may be found in Note 14 to our Financial Statements.

CONSTRAINTS

Ownership, directly or indirectly, of more than 10% of any class of shares of a bank constitutes a significant interest. Any person wishing to obtain, or increase, a significant interest in a bank must make an application to the Minister. A bank with equity of $12 billion or more (a Large Bank) may not have a shareholder that owns, directly or indirectly, more than 20% of its outstanding voting shares of any class or more than 30% of its outstanding non-voting shares of any class. Although we do not meet this equity threshold, we were grandfathered and deemed to be a Large Bank under the Bank Act. The Minister has the power to change our status if it is demonstrated that the change in status is in the public interest and will foster opportunities for us to grow and better serve our customers. If the Minister were to change our status, the Minister could approve the acquisition of all of CWB’s common shares by a single entity.

Subject to certain exceptions, the Bank Act also prohibits the registration of a transfer or issue of any shares of a bank to any federal or provincial government or government agency, or to the government of any foreign country or any political subdivision or agency of any foreign government.

We monitor the above constraints on shareholdings through various means, including completion of Declaration of Ownership Forms for large shareholder certificate transfer requests and a shareholder identification program managed by our Investor Relations team.

RATINGS

The following credit ratings have been assigned to us by DBRS Limited (DBRS) and are current to the date of this document.

Debt	DBRS Rating(1)	Trend	DBRS Rating Description
			●	The DBRS long-term rating scale provides an opinion on the risk of default; that is, the risk that an issuer will fail to satisfy its financial obligations in accordance with the terms under which an obligation has been issued.
			●	The “A” rating is ranked third of DBRS’s ten long-term rating categories.
Long-Term Issuer Rating	A (low)	Stable	●	The “low” designation means the securities should be considered as belonging in the lower subcategory of the rating category.
An obligation rated “A” is of good credit quality. The capacity for the payment of financial obligations is substantial, but of lesser credit quality than AA. The issuer may be vulnerable to future events, but qualifying negative factors are considered manageable.
			●	The “A” rating is ranked third of DBRS’s ten long-term rating categories.
Long-Term Deposit and Long-Term Senior Debt Rating	A (low)	Stable	●	The “low” designation means the securities should be considered as belonging in the lower subcategory of the rating category.
An obligation rated “A” is of good credit quality. The capacity for the payment of financial obligations is substantial. The obligor may be vulnerable to future events, but qualifying negative factors are considered manageable.

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Debt	DBRS Rating(1)	Trend	DBRS Rating Description
			●	The DBRS short-term debt rating scale provides an opinion on the risk that an issuer will not meet its short-term financial obligations in a timely manner.
Short-Term Issuer and Short-Term Instruments Rating	R-1 (low)	Stable	●	The “R-1” rating is the first of DBRS’s six short-term rating categories.
An obligation rated “R-1 (low)” is of good credit quality. The obligor’s capacity for the payment of short-term financial obligations as they fall due is substantial. Overall strength is not as favourable as higher rating subcategories of (middle) or (high). The obligor may be vulnerable to future events, but qualifying negative factors are considered manageable.
			●	The “BBB” rating is ranked fourth of DBRS’s ten long-term rating categories.
NVCC Subordinated Debt Rating	BBB (low)	Stable	●	The “low” designation means the securities should be considered as belonging in the lower subcategory of the rating category.
An obligation rated “BBB” is of adequate credit quality. The capacity for the payment of financial obligations is considered acceptable. The obligor may be vulnerable to future events.
			●	The DBRS preferred share rating scale provides an opinion on the risk that an issuer will not fulfil its obligations with respect to both dividend and principal commitments in respect of preferred shares issued in the Canadian securities market in accordance with the terms under which the relevant preferred shares have been issued.
NVCC Preferred Shares Rating	Pfd-3	Stable	●	The “Pfd-3” rating is the third of DBRS’s six rating categories for preferred shares.
A security rated “Pfd-3” is of adequate credit quality. While protection of dividends and principal is considered acceptable, the issuing entity is more susceptible to adverse changes in financial and economic conditions, and there may be other adverse conditions present which detract from debt protection.
			●	The “BB” rating is ranked fifth of DBRS’s ten long-term rating categories.
NVCC Additional Tier 1 (AT1) Limited Recourse Capital Notes	BB (high)	Stable	●	The “high” designation means the securities should be considered as belonging in the higher subcategory of the rating category.
An obligation rated “BB” is of speculative, non-investment grade credit quality. The capacity for the payment of financial obligations is uncertain. Vulnerable to future events.

(1)	A more detailed explanation of each rating above may be obtained directly from DBRS.

In general terms, ratings are opinions that reflect the creditworthiness of an issuer, a security, or an obligation. They are opinions based on forward-looking measurements that assess an issuer’s ability and willingness to make timely payments on outstanding obligations (whether principal, interest, dividends, or distributions) with respect to the terms of an obligation. Ratings do not address the market price of a security.

Credit ratings are intended to provide investors with an independent assessment of the credit quality of an issuer or a security and do not speak to the suitability of particular securities for any particular investor. A credit rating is, therefore, not a recommendation to buy, sell or hold a security. Ratings are subject to revision and withdrawal at any time by the rating organization.

Each DBRS rating category is appended with one of three rating trends: “positive”, “stable”, or “negative”. The rating trend indicates the direction in which DBRS considers the rating is headed should present tendencies continue or, in some cases, unless challenges are addressed. However, the investor must not assume that a positive or negative trend necessarily indicates that a rating change is imminent.

We pay DBRS a fee for providing credit ratings for CWB. In addition, we pay DBRS for services it provides to us and our affiliates, and we reasonably expect to make payments to DBRS for its services in the future.

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MARKET FOR SECURITIES

TRADING PRICE AND VOLUME

CWB’s common shares, and First Preferred Shares Series 5, and Series 9 are listed and traded on the Toronto Stock Exchange under the symbols CWB, CWB.PR.B, and CWB.PR.D, respectively. The following table shows the price ranges and volumes traded for these securities for each month of the most recent fiscal year (November 2022 through October 2023).

	CWB	CWB	CWB.PR.B	CWB.PR.B	CWB.PR.D	CWB.PR.D
Period	Price Range ($)	Volume	Price Range ($)	Volume	Price Range ($)	Volume
November 2022	22.72 - 26.35	9,503,974	17.50 - 19.00	107,436	24.01 - 24.88	56,402
December 2022	23.14 - 26.10	14,615,110	16.62 - 18.25	145,125	24.75 - 25.42	48,920
January 2023	24.15 - 28.33	8,794,831	17.50 - 18.85	53,032	24.90 - 25.72	18,535
February 2023	27.46 - 29.11	8,409,335	17.90 - 18.42	20,587	24.49 - 25.13	37,359
March 2023	23.08 - 28.06	15,561,820	16.83 - 18.19	31,973	24.06 - 25.00	95,767
April 2023	23.44 - 24.98	5,735,296	16.20 - 17.60	125,335	23.95 - 24.65	45,879
May 2023	22.96 - 25.39	7,644,548	16.30 - 17.29	31,112	22.97 - 24.04	29,560
June 2023	23.21 - 25.50	5,389,880	16.50 - 17.30	50,188	23.30 - 23.98	93,259
July 2023	24.21 - 27.14	4,736,119	16.89 - 17.77	85,294	23.55 - 24.76	69,123
August 2023	24.85 - 26.72	4,715,582	16.68 - 17.66	119,011	23.70 - 24.72	96,467
September 2023	27.25 - 29.39	7,665,018	16.52 - 18.50	62,784	23.72 - 24.83	40,768
October 2023	26.65 - 28.49	7,156,757	17.10 - 18.20	45,421	22.60 - 24.70	57,289

ESCROWED SECURITIES AND SECURITIES SUBJECT TO CONTRACTUAL RESTRICTIONS ON TRANSFER

Designation of Class	Number of securities held in escrow or that are subject to a contractual restriction on transfer	Percentage of Class
First Preferred Shares Series 11	175,000	1.69(1)
First Preferred Shares Series 12	150,000	1.45(1)

(1)	Series 11 and Series 12 Shares have a face value of $1,000 per share; First Preferred Shares Series 5 and 9 shares have a face value of $25 per share. Series 11 Shares comprise 30% of the aggregate face value of all outstanding First Preferred Shares. Series 12 Shares comprise 26% of the aggregate face value of all outstanding First Preferred Shares.

In connection with the issuance of the LRCN Series 1 and LRCN Series 2, the Series 11 Shares and Series 12 Shares, respectively, were issued to the LRT and are restricted from being transferred, except to holders of LRCN Series 1 or LRCN Series 2, respectively, in respect of a recourse event as described above. See the applicable prospectus, prospectus supplement, trust indenture or other disclosure documents filed on SEDAR+ at www.sedarplus.ca for further details.

PRIOR SALES

CWB periodically issues securities that are not listed or quoted on a marketplace, including subordinated debt and limited recourse capital notes. Information in respect of prior sales of such securities can be found in Notes 14 and 15 to our Financial Statements, which are incorporated herein by reference.

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DIRECTORS AND OFFICERS

DIRECTORS

The following table lists the name, municipality of residence and principal occupation of each director of CWB, the date that each director first became a director of CWB, and the committees on which the director served as at October 31, 2023. Directors may be elected annually by the shareholders or, subject to our By-laws, may be appointed by the Board of Directors. Directors hold office until the next annual meeting of shareholders.

Name and Municipality of Residence	Principal Occupation	Director Since	Board Committee Membership
ANDREW J. BIBBY(1) Vancouver, British Columbia, Canada	Corporate Director	December 3, 2012	Human Resources Risk
MARIE Y. DELORME Calgary, Alberta, Canada	Chief Executive Officer, The Imagination Group of Companies (consulting and promotional products supplier)	April 1, 2021	Audit Human Resources
MARIA FILIPPELLI, FCPA, FCA Toronto, Ontario, Canada	Corporate Director	August 1, 2020	Audit (Chair) Governance and Conduct Review
CHRISTOPHER H. FOWLER Edmonton, Alberta, Canada	President and Chief Executive Officer, CWB	March 7, 2013	-
LINDA M.O. HOHOL Calgary, Alberta, Canada	Corporate Director	June 1, 2011	Human Resources (Chair) Risk
E. GAY MITCHELL Toronto, Ontario, Canada	Corporate Director	January 31, 2019	Governance and Conduct Review Risk (Chair)
SARAH A. MORGAN-SILVESTER(2) Vancouver, British Columbia, Canada	Corporate Director	March 6, 2014	Audit Governance and Conduct Review Human Resources Risk
MARGARET J. MULLIGAN, FCPA, FCA Oakville, Ontario, Canada	Corporate Director	March 2, 2017	Audit Risk
IRFHAN A. RAWJI Calgary, Alberta, Canada	Managing Partner, Relay Ventures (an early state venture capital firm)	April 1, 2021	Human Resources Risk
IAN M. REID Edmonton, Alberta, Canada	Corporate Director	March 3, 2011	Audit Governance and Conduct Review (Chair)

(1)	Mr. Bibby also serves as the Chair of the Loan Adjudication Panel.
(2)	Ms. Morgan-Silvester also serves as the Chair of the Board of Directors.

Each of the directors listed have held their respective positions and offices with the same, predecessor or associated firms or organizations for the past five years, except:

●	Ms. Filippelli who was Vice-Chair and Managing Partner of Deloitte Canada (2017 - 2020).

●	Mr. Rawji who is also Founder and Executive Chair of MobSquad, formerly Chief Executive Officer of MobSquad (2017 - 2021).

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OFFICERS

The following table lists the name, municipality of residence and title of each executive officer of CWB as at December 7, 2023.

Name and Municipality of Residence	Principal Occupation and Position with CWB	Employed Since
KELLY S. BLACKETT Edmonton, Alberta, Canada	Chief People and Culture Officer	2013
TRENT A. ERICKSON St. Albert, Alberta, Canada	Senior Vice President, Credit Risk Management	2017
CHRISTOPHER H. FOWLER Edmonton, Alberta, Canada	President and Chief Executive Officer	1991
KELLY M. MARTIN Mississauga, Ontario, Canada	Senior Vice President and Chief Internal Auditor	2019
STEPHEN H.E. MURPHY North Vancouver, British Columbia, Canada	Group Head, Commercial, Personal and Wealth	2016
M. CAROLINA PARRA Toronto, Ontario, Canada	Chief Risk Officer	2021
MONIQUE M. PETRIN NICHOLSON Edmonton, Alberta, Canada	Senior Vice President, General Counsel and Corporate Secretary	2017
R. MATTHEW RUDD, CPA, CA St. Albert, Alberta, Canada	Chief Financial Officer	2018
JEFFREY I.L. WRIGHT Edmonton, Alberta, Canada	Group Head, Client Solutions and Specialty Businesses	2018

All of the executive officers listed above have held their current positions or other senior positions with CWB Financial Group during the past five years, with the exception of those noted below:

●	Ms. Martin joined CWB in 2019, prior to which she held the position of Senior Vice President and Chief Auditor with Royal Sun Alliance Insurance Company.

●	Ms. Parra joined CWB in 2021, prior to which she held the following positions: Senior Vice President - AML & Internal Control - International Banking - Scotiabank (2020-2021), and Senior Vice President - AML & Internal Controls - Scotiabank Chile (2019-2020).

As at October 31, 2023, CWB directors and executive officers, as a group, beneficially owned or exercised direction over 397,411 common shares, or approximately 0.412% of the issued and outstanding common shares.

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CEASE TRADE ORDERS, BANKRUPTCIES, PENALTIES OR SANCTIONS

No director or executive officer of CWB has, within the ten years prior to the date of this Annual Information Form, been a director or executive officer of any company that (i) was the subject of a cease trade order or similar order, or an order that denied the company access to any exemption under securities legislation for more than 30 consecutive days, that was issued while the director or executive officer was acting in the capacity of director, chief executive officer or chief financial officer;

(ii) was subject to an event that occurred while the person was acting in the capacity of director, chief executive officer or chief financial officer that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade order or similar order, or an order that denied the company access to any exemption under securities legislation for more than 30 days; or (iii) within one year of the director or executive officer ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, except as follows:

●	Mr. Rawji was a director and Board Chair of Carrot Insights Inc., when it filed a notice of intention to make a proposal under the Bankruptcy and Insolvency Act (Canada) on July 11, 2019.

No director or executive officer has, within ten years prior to the date of this Annual Information Form, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of the director or executive officer.

CONFLICTS OF INTEREST

No director or officer of CWB has an existing or potential material conflict of interest with CWB Financial Group.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

In the ordinary course of business, CWB Financial Group is party to legal proceedings. Based on current knowledge, we do not expect the outcome of any of these proceedings to have a material effect on our consolidated financial position or operations. However, there is a possibility that the resolution of such proceedings may be material to the consolidated results of operations for a particular period.

In the ordinary course of business, CWB and its subsidiaries may be assessed fees or fines by a Canadian securities regulatory authority in relation to administrative matters, including late filings or reporting, which may be considered penalties or sanctions pursuant to Canadian securities regulations but which are not, individually or in the aggregate, material to CWB. There have been no penalties or other sanctions imposed by a court or regulatory body against CWB that would likely be considered important to a reasonable investor in making an investment decision.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

No director or executive officer of CWB Financial Group, or an associate thereof, had any material interest, direct or indirect, in any transaction within the three most recently completed fiscal years that materially affected or will materially affect CWB.

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TRANSFER AGENTS AND REGISTRAR

Computershare Trust Company of Canada acts as registrar and transfer agent for CWB’s common shares, and all series of First Preferred Shares at its principal office in Toronto, Ontario, and its other offices in Vancouver, British Columbia; Calgary, Alberta; Montreal, Quebec; and Halifax, Nova Scotia.

EXPERTS

KPMG LLP were CWB’s external auditors for the year ended October 31, 2023 and prepared and executed the audit report accompanying our Financial Statements. KPMG LLP have confirmed that they are independent of CWB within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulation.

AUDIT COMMITTEE INFORMATION

AUDIT COMMITTEE’S MANDATE

The Mandate of the Audit Committee (the Mandate) sets out the Committee’s purpose, organization, reporting duties and responsibilities. A copy of the Mandate is attached hereto as Schedule A.

COMPOSITION OF THE AUDIT COMMITTEE

As of October 31, 2023, the Audit Committee was comprised of five directors, all of whom are independent directors and financially literate: Maria Filippelli (Chair), Marie Y. Delorme, Sarah A. Morgan-Silvester, Margaret J. Mulligan, and Ian M. Reid.

RELEVANT EDUCATION AND EXPERTISE

The following section lists the relevant education and expertise for each Audit Committee member.

Maria Filippelli, FCPA, FCA

Maria Filippelli acquired significant experience and exposure to accounting and financial reporting issues as the Vice-Chair and Managing Partner of Deloitte Canada and member of Deloitte’s Leadership Team, Clients and Industries Management Committee and Risk Executive, in addition to her roles as Group Audit Director on the Global Executive of Lloyds Banking Group, and as Partner and National Industry Leader, Financial Services with KPMG Canada. Ms. Filippelli is a director of Ontario Power Generation Inc. (member of its Audit and Risk Committee). Ms. Filippelli is a Chartered Professional Accountant. Ms. Filippelli received a Bachelor of Business Management from Ryerson University and is a Fellow of the Chartered Professional Accountants of Ontario. Ms. Filippelli has been a director of CWB for three years.

Marie Y. Delorme

Marie Delorme acquired significant experience and exposure to accounting and financial reporting as the current Chief Executive Officer of The Imagination Group of Companies. Dr. Delorme is a director of Premium Brands Holdings Corporation. Dr. Delorme received a Bachelor of Science degree and a Master of Business Administration from Queen’s University, and a PhD and an Honorary Doctor of Laws from the University of Calgary. Dr. Delorme has been a director of CWB for two years.

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Sarah A. Morgan-Silvester

Sarah Morgan-Silvester acquired significant experience and exposure to accounting and financial reporting as a member of the Partnership Board (as an outside board member) of Grant Thornton LLP and Grant Thornton Consulting, as the former EVP, Personal Financial Services and Wealth Management of HSBC Bank Canada, and President and Chief Executive Officer of HSBC Trust Company (Canada). Ms. Morgan-Silvester is a director of British Columbia Ferry Services Inc. (Chair of its Audit and Finance Committee) and NAV CANADA (member of its Audit & Finance Committee). Ms. Morgan-Silvester received a Bachelor of Commerce (Hons) from the University of British Columbia and is a Fellow of the Institute of Canadian Bankers. She also holds a Human Resources and Compensation Committee designation from the Directors College. Ms. Morgan- Silvester previously served on CWB’s Audit Committee from 2014 – 2015 and has been a director of CWB for nine years.

Margaret J. Mulligan, FCPA, FCA

Margaret Mulligan acquired significant experience and exposure to accounting and financial reporting issues as the former Executive Vice President and Chief Financial Officer of Valeant Pharmaceuticals International Inc. (formerly Biovail Corporation), in addition to her prior roles as Executive Vice President, Chief Financial Officer and Treasurer of Linamar Corporation, Executive Vice President, Systems and Operations of The Bank of Nova Scotia and Partner at PricewaterhouseCoopers LLP. Ms. Mulligan is a director of New Gold Inc. (member of its Audit Committee), and a former director of Ontario Power Generation Inc. (member of its Audit Committee) and Capital Power Corporation (member of its Audit Committee). Ms. Mulligan is a Chartered Professional Accountant. Ms. Mulligan received a Bachelor of Mathematics (Hons) from the University of Waterloo and is a Fellow of the Chartered Professional Accountants of Ontario. Ms. Mulligan has been a director of CWB for six years.

Ian M. Reid

Ian Reid acquired significant experience and exposure to accounting and financial reporting issues as the former President of Finning (Canada) Ltd. Mr. Reid is a director of OceanaGold Corporation (former member of its Audit and Financial Risk Management Committee). Mr. Reid received a Bachelor of Commerce from the University of Saskatchewan and is a graduate of the Advanced Management Program at Harvard Business School. Mr. Reid has been a director of CWB for 12 years.

PRE-APPROVAL POLICIES AND PROCEDURES REGARDING EXTERNAL AUDITORS

As part of our corporate governance structure, the Audit Committee annually reviews and approves the terms and scope of the external auditors’ engagement. To further ensure that the auditors’ independence is not compromised, our policy requires that the Audit Committee also pre-approve all of the auditors’ significant engagements for non-audit services and monitor all other engagements.

Under our policy, the significance threshold for non-audit engagements is defined as any engagement for which the cost estimate exceeds 5% of the annual audit fee, as outlined in the auditors’ annual audit planning report. Receiver/manager services provided by the auditors to borrowers of CWB are not included in the definition of non-audit services under our policy but are reviewed by the Audit Committee on an annual basis.

All non-audit service engagements, regardless of the cost estimate, are required to be co-ordinated and approved by CWB’s Chief Financial Officer, or designate, to further ensure that adherence to this policy is monitored. All non-audit service engagements are reported to the Audit Committee on a quarterly basis.

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AUDITOR SERVICE FEES
	Year Ended October 31, 2023 ($)	Year Ended October 31, 2022 ($)
Audit fees	2,363,979	1,993,369
Audit-related fees	160,640	149,450
Tax-related fees	26,040	86,897
All other fees	68,265	15,750
Total fees	2,618,924	2,245,466

AUDIT FEES

Audit fees are paid for professional services rendered for the audit of our annual financial statements and the audit of our subsidiaries, audits of the financial statements of investment funds managed by the CWB Financial Group, for services provided in connection with statutory and regulatory filings, for services and regulatory filings related to prospectuses and other offering documents, the review of our interim financial statements, and the Service Organization Controls 1 audit for CWB Trust Services.

AUDIT-RELATED FEES

Audit-related fees are paid for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements and are not reported under the audit fees item above, including fees for French translation of our interim and annual financial statements, and prospectuses and other offering documents.

TAX-RELATED FEES

Tax-related fees are paid for professional services relating to tax planning, advisory and compliance services. Tax compliance services include the review of corporate tax returns. Tax planning and advisory services include advice related to common forms of taxation, including income tax, capital tax, and goods and services tax (GST). Tax-related fees were higher in 2022 due to support in resolving a GST audit.

ALL OTHER FEES

All other fees were paid for services other than the audit fees, audit-related fees and tax-related fees described above and includes fees for other assurance work and ESG related support.

ADDITIONAL INFORMATION

Additional information relating to CWB may be found on SEDAR+ at www.sedarplus.ca.

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of securities and securities authorized under equity compensation plans, is contained in our Management Proxy Circular for our most recent annual meeting of shareholders.

Additional financial information is provided in our Financial Statements and MD&A, which are available at www.sedarplus.ca, www.cwb.com and in the 2023 Annual Report. Copies of the information referred to in this section may be obtained by writing to the Corporate Secretary, Canadian Western Bank, Suite 3000, Canadian Western Bank Place, 10303 Jasper Avenue NW, Edmonton, Alberta, T5J 3X6 or via our website at www.cwb.com.

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SCHEDULE A

MANDATE OF THE AUDIT COMMITTEE

CANADIAN WESTERN BANK
Mandate of the Audit Committee
Approved August 25, 2022

1.0 Purpose of the Committee

The purpose of the Committee is to assist the Board of Directors (the Board) of Canadian Western Bank (CWB) to fulfil its oversight responsibilities relating to the:

1.1	integrity of the financial statements, other financial information and certain disclosure documents provided by CWB to its shareholders, the public and others;

1.2	qualifications and independence of the external auditors;

1.3	performance of CWB's internal and external auditors; and

1.4	adequacy of CWB's internal controls.

Management of CWB is responsible for the preparation, presentation and integrity of the financial statements and for maintaining appropriate accounting and financial reporting principles, policies, and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The external auditor is responsible for planning and carrying out, in accordance with professional standards, an audit of CWB's annual financial statements and a review of CWB's quarterly financial information. The Committee does not conduct audits or determine that the financial statements of CWB are complete, accurate and in accordance with International Financial Reporting Standards.

2.0 Organization of the Committee

The Board will annually, and from time to time, appoint at least three independent directors to form the Committee. The Board will appoint one Committee member to act as the Chair of the Committee. Each Committee member will satisfy the independence, financial literacy, and experience requirements of all applicable regulatory requirements (including Multilateral Instrument 52-110 Audit Committees) and at least one Committee member will be considered a financial expert, as such qualifications are interpreted by the Board in the exercise of its sound business judgment.

3.0 Meetings of the Committee

For the Committee to transact business, a majority of the Committee must be present, and a majority of directors present must be resident Canadians. The Committee will meet at least once a quarter and will schedule a sufficient number of meetings, by any means reasonable, to carry out its mandate. Any member of the Committee, or the external auditors, may call a meeting. The Committee will have an in camera session at each meeting with only independent directors present. At least quarterly, the Committee will meet with each of the Chief Financial Officer (CFO), the Chief Internal Auditor (CIA), and the external auditors without other management present and with management, without the external auditors, to consider any relevant matters. The Chair, or in his or her absence another member of the Committee, will preside at each meeting of the Committee.

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4.0 Reporting to the Board

The Committee will report after each meeting to the Board about its activities and make recommendations as it deems desirable in the circumstances.

5.0 Outside Advisors

The Committee has the authority to retain and set the remuneration of independent advisors and consultants the Committee determines necessary to carry out its duties. The Committee may request any officer or employee of CWB, or CWB's internal or external auditors or legal counsel, to attend a meeting of the Committee or to meet with any advisors or consultants to the Committee.

6.0 Duties and Responsibilities of the Committee

The Committee acts as the Audit Committee for CWB and each of its federally regulated financial institutions.

The Committee is responsible to:

6.1	recommend to the Board the appointment, employment or termination of the CFO (jointly with the Human Resources Committee) and the CIA;

6.2	review the performance assessments of the CFO and the CIA;

6.3	approve the resource plan for the Finance function and the Internal Audit function, the mandate of the Finance function, and the Internal Audit Charter and plan;

6.4	review the effectiveness and independence of the Finance function and the Internal Audit function;

6.5	recommend to the Board the appointment, terms of engagement and remuneration of the external auditors;

6.6	approve the external auditors’ audit plan and scope;

6.7	consider the independence of external auditors, quality of the annual external audit, effectiveness of the external auditor and the periodic comprehensive review of audit quality;

6.8	review the establishment and monitoring of audit quality indicators. Report to the Board on the effectiveness of the external audit, including any quality issues raised by the Canadian Public Accountability Board;

6.9	meet with the external auditors to discuss the annual and interim financial results and the returns referred to within this mandate;

6.10	review and approve non-audit services to be provided by the external auditors, for all but de minimus engagements, to ensure independence of the external auditors, and the hiring of partners, senior employees and former partners and senior employees of the present and former external auditors of CWB or any of its subsidiaries (CWB Financial Group);

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6.11	review and approve all services, not already addressed, to be provided by the external auditors for any entity within CWB Financial Group, including non-federally regulated subsidiaries. The Committee may delegate to one or more Committee members the authority to grant approval of such services, provided the decision of such members is reported to the full Committee at its next meeting;

6.12	review significant estimates and judgments made by management that impact the annual and quarterly financial statements through discussions with management and the external auditor;

6.13	oversee the resolution of disagreements between management and the external auditors regarding financial reporting;

6.14	recommend to the Board the interim report to shareholders, including the news/earnings release, interim quarterly financial statements, and interim Management’s Discussion and Analysis (MD&A), and report and make a recommendation thereon to the Board;

6.15	recommend to the Board CWB's annual filings, including the earnings news release, annual audited financial statements, annual MD&A, Annual Information Form (AIF) and any other documents and information that are incorporated by reference in the AIF of CWB, and report and make a recommendation thereon to the Board;

6.16	recommend to the respective Boards, the audited financial statements of CWB's federally regulated financial institution subsidiaries;

6.17	review the results of the testing of the design and operating effectiveness of CWB’s Disclosure Controls and Procedures and recommend to the Board the Internal Controls Framework;

6.18	periodically review and assess the adequacy of management’s procedures for the review of financial information extracted or derived from the financial statements that will be publicly disclosed and has not otherwise been reviewed by the Committee;

6.19	review disclosures related to material environmental, social and governance (ESG) factors incorporated into the annual audited financial statements, annual MD&A and AIF;

6.20	review returns of CWB as the Office of the Superintendent of Financial Institutions may specify;

6.21	review investments and transactions that could adversely affect the well-being of CWB as the external auditors or any officer of CWB may bring to the attention of the Committee;

6.22	receive all complaints regarding accounting, internal accounting controls or auditing matters, including confidential, anonymous complaints, and receive a quarterly report regarding any such complaints;

6.23	recommend the Committee mandate to the Board; and

6.24	complete other duties the Board may assign.

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